Exhibit 99.1

Investor Contact: Brad Ankerholz
Graphic Packaging Holding Company
770-240-7971

Graphic Packaging Holding Company Reports First Quarter 2014 Results
First Quarter Highlights

•	Q1 Net Sales decreased $27.8 million or 2.5% versus the prior year period. Excluding prior year sales from divested businesses, Q1 Net Sales increased $17.5 million or 1.7%.

•	Q1 Adjusted Earnings per Diluted Share increased to $0.13 versus $0.10 in the prior year period.

•	Q1 Adjusted EBITDA was $157.6 million versus $161.6 million in the prior year period, as severe weather negatively impacted results by approximately $14.5 million.

•	Reduced Net Debt by $24.9 million in Q1 resulting in a quarter end Net Leverage Ratio of 3.27x.

ATLANTA, GA, April 24, 2014. Graphic Packaging Holding Company (NYSE: GPK), (the “Company”), a leading provider of packaging solutions to food, beverage and other consumer products companies, today reported Net Income for first quarter 2014 of $35.2 million, or $0.11 per share, based upon 330.3 million weighted average diluted shares. This compares to first quarter 2013 Net Income of $34.9 million, or $0.10 per share, based on 350.4 million weighted average diluted shares.
First quarter 2014 Net Income included $9.3 million of Restructuring and Other Special Charges (including tax impact) primarily related to the sale of the Company’s labels business. When adjusting for this, Adjusted Net Income for the first quarter of 2014 was $44.5 million, or $0.13 per diluted share compared to first quarter 2013 Adjusted Net Income of $35.8 million or $0.10 per diluted share.
"We had a solid quarter despite mother nature not cooperating," said CEO David Scheible. "Our key operating and financial metrics were trending positive, but the harsh winter weather significantly impacted board production, particularly at our two virgin mills in the southeast. Power supply interruptions from major storms forced us to take unplanned downtime at our Macon, Georgia mill in February and our West Monroe, Louisiana mill in March. The storms, in addition to lost production, resulted in higher energy, fiber and freight costs. The weather impact overall cost us almost $15 million in EBITDA this quarter.”
“The good news is that we didn’t experience a drop in demand from the weather. Beer demand remained healthy here in the U.S and overall carton demand in Europe was extremely strong in the first quarter. The positive demand signals in Europe are welcome and we also had a nice benefit this quarter from the restructuring we did in Europe last year. We are very excited about our growing footprint in Europe and expect the previously announced Benson Group acquisition to close in the second quarter.”
Net Sales
Net Sales decreased 2.5% to $1,072.7 million in the first quarter 2014, compared to $1,100.5 million in the prior year period. Excluding $45.3 million of sales in the prior year period from divested businesses, Net Sales increased $17.5 million or 1.7%. After adjusting the prior period for the divested businesses, the Net Sales increase was driven by $18.9 million of higher pricing and $1.5 million of favorable exchange rates. This was partially offset by unfavorable volume/mix of $2.9 million.
Paperboard Packaging Net Sales, which comprised 87.8% of total first quarter Net Sales, increased 0.6% to $941.8 million in first quarter 2014, compared to $936.1 million in the prior year period. Excluding $15.0 million of sales in the prior year period for the divested Uncoated Recycled Board (URB) mill and the divested labels business, Paperboard Packaging Net Sales increased $20.7 million or 2.2%.

Net sales in the Flexible Packaging segment decreased 20.4% to $130.9 million in the first quarter 2014, compared to $164.4 million in the prior year period. Excluding $30.3 million of sales in the prior year period for the divested flexible plastics business, Flexible Packaging Net Sales decreased $3.2 million or 2.4%.
Attached is supplemental data showing Net Tons Sold, Net Sales and Income (Loss) from Operations by business segment for the first quarter of 2014 and each quarter of 2013.

EBITDA
EBITDA for first quarter 2014 decreased 6.5% to $149.8 million from $160.2 million in the first quarter last year. Excluding $7.8 million of Restructuring and Other Special Charges, Adjusted EBITDA decreased 2.5% to $157.6 million in first quarter 2014 from $161.6 million in first quarter 2013. The $7.8 million adjustment was primarily related to the February 2014 sale of the Company’s labels business. When comparing against the prior year quarter, Adjusted EBITDA in the first quarter of 2014 was positively impacted by $18.9 million of higher pricing and $7.9 million of improved net operating performance. These benefits were offset by $14.5 million in higher costs related to severe weather, $6.5 million of commodity inflation, $6.9 million in other costs, primarily for labor and benefits, and $2.9 million of unfavorable exchange rates/other.
Other Results
Total Net Debt at the end of first quarter 2014 was $2,176.5 million, $24.9 million lower than at the end of 2013. The first quarter Net Debt reduction was driven by proceeds from the sale of the Company’s labels business in February, partially offset by higher working capital levels associated with normal seasonality in the business.
The Company’s March 31, 2014 Net Leverage Ratio dropped to 3.27 times Adjusted EBITDA from 3.54 times Adjusted EBITDA at the end of the first quarter of 2013. At March 31, 2014, the Company had available domestic liquidity of $717.0 million, including the undrawn availability under its $1.0 billion U.S. revolving credit facility.
Net Interest Expense was $20.4 million in the first quarter of 2014, compared to $27.2 million in the first quarter of 2013. The decrease was primarily attributable to the Company's decision to issue new 4.75% Senior Notes and use the proceeds to redeem its higher 9.5% notes during the second quarter of 2013 and overall lower debt levels.
Capital expenditures were $59.3 million in the first quarter of 2014, compared to $32.9 million in the first quarter of 2013. The increase was primarily due to investments made as part of the European integration, as well as several planned asset upgrades at our U.S. based mills.
Income Tax Expense was $24.8 million in the first quarter of 2014 compared to $23.7 million in the first quarter of 2013. The increase was the result of a write-off of non-deductible goodwill associated with the sale of the labels business. As of March 31, 2014, the Company had approximately $830 million of Net Operating Losses (NOLs) for U.S. federal cash income tax purposes, which may be used to offset future taxable income.
Please note that a tabular reconciliation of Adjusted Net Sales, EBITDA, Adjusted EBITDA, Adjusted Net Income and Total Net Debt is attached to this release.
Secondary Offering
During February 2014, certain shareholders of the Company sold 30.0 million shares of common stock in a secondary public offering at $9.85 per share. The shares were sold by certain affiliates of TPG Capital, L.P., Clayton, Dubilier & Rice Fund V Limited Partnership and Old Town, S.A. As a result of these actions, the Clayton, Dubilier & Rice fund and Old Town no longer hold shares of the Company. The TPG Entities and certain Coors family trusts and the Adolph Coors Foundation now hold approximately 13% of shares outstanding.
Earnings Call
The Company will host a conference call at 10:00 am eastern time today (April 24, 2014) to discuss results of first quarter 2014. To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID # 23105619). Listeners may also access the audio webcast, along with a slide presentation, at the Graphic Packaging website: http://www.graphicpkg.com in the Investors section. Replays of the call can be accessed for one week by dialing 855-859-2056.

Forward Looking Statements
Any statements of the Company's expectations in this press release constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, future demand, expected closing of the Benson Group Acquisition, and the use of net operating losses to offset future taxable income are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations. These risks and uncertainties include, but are not limited to, cutbacks in consumer spending that could affect demand for the Company's products or actions taken by our customers in response to the difficult economic environment, the Company's ability to implement its business strategies, and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including the continued availability of the Company's net operating loss offset to taxable income. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.

About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE:GPK), headquartered in Atlanta, Georgia, is a leading provider of packaging solutions to food, beverage and other consumer products companies.  The Company is the largest U.S. producer of folding cartons and holds leading market positions in coated-unbleached kraft, coated-recycled board and multi-wall bags. The Company's customers include many of the world’s most widely recognized companies and brands with prominent market positions in the beverage, food and other consumer products industries. Additional information about Graphic Packaging, its business and its products, is available on the Company's web site at www.graphicpkg.com.

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
In millions, except per share amounts	2014	2013
Net Sales	$1,072.7	$1,100.5
Cost of Sales	885.7	917.6
Selling, General and Administrative	100.9	99.2
Other Income, Net	(1.4)	(2.9)
Restructuring and Other Special Charges	7.8	1.4
Income from Operations	79.7	85.2
Interest Expense, Net	(20.4)	(27.2)
Income before Income Taxes and Equity Income of Unconsolidated Entities	59.3	58.0
Income Tax Expense	(24.8)	(23.7)
Income before Equity Income of Unconsolidated Entities	34.5	34.3
Equity Income of Unconsolidated Entities	0.3	0.3
Net Income	34.8	34.6
Net Loss Attributable to Noncontrolling Interests	0.4	0.3
Net Income Attributable to Graphic Packaging Holding Company	$35.2	$34.9

Net Income Per Share Attributable to Graphic Packaging Holding Company — Basic	$0.11	$0.10
Net Income Per Share Attributable to Graphic Packaging Holding Company — Diluted	$0.11	$0.10

Weighted Average Number of Shares Outstanding - Basic	327.6	348.1
Weighted Average Number of Shares Outstanding - Diluted	330.3	350.4

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

In millions, except share and per share amounts	March 31, 2014	December 31, 2013

ASSETS

Current Assets:
Cash and Cash Equivalents	$34.7	$52.2
Receivables, Net	470.9	412.8
Inventories, Net	578.1	557.1
Deferred Income Tax Assets	171.4	171.3
Other Current Assets	39.1	38.8
Total Current Assets	1,294.2	1,232.2
Property, Plant and Equipment, Net	1,669.5	1,678.9
Goodwill	1,078.0	1,125.4
Intangible Assets, Net	438.6	467.0
Other Assets	62.6	55.8
Total Assets	$4,542.9	$4,559.3

LIABILITIES

Current Liabilities:
Short-Term Debt and Current Portion of Long-Term Debt	$79.0	$77.4
Accounts Payable	419.2	428.3
Other Accrued Liabilities	188.7	205.5
Total Current Liabilities	686.9	711.2
Long-Term Debt	2,132.2	2,176.2
Deferred Income Tax Liabilities	351.5	329.9
Other Noncurrent Liabilities	268.4	268.4

Redeemable Noncontrolling Interests	11.0	11.3

SHAREHOLDERS’ EQUITY

Preferred Stock, par value $.01 per share; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 1,000,000,000 shares authorized; 326,943,150 and 324,746,642 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	3.3	3.2
Capital in Excess of Par Value	1,781.2	1,789.9
Accumulated Deficit	(507.4)	(542.6)
Accumulated Other Comprehensive Loss	(184.2)	(188.2)
Total Equity	1,092.9	1,062.3
Total Liabilities and Equity	$4,542.9	$4,559.3

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
In millions	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$34.8	$34.6
Non-cash Items Included in Net Income:
Depreciation and Amortization	67.0	65.4
Deferred Income Taxes	23.2	19.5
Amount of Postretirement Expense Greater (Less) Than Funding	0.5	(0.7)
Loss on the Sale of Assets	5.9	—
Other, Net	13.2	5.5
Changes in Operating Assets and Liabilities	(114.7)	(136.2)
Net Cash Provided by (Used in) Operating Activities	29.9	(11.9)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(59.3)	(32.9)
Proceeds Received from the Sale of Assets, Net of Selling Costs	70.7	—
Other, Net	(0.5)	(0.8)
Net Cash Provided by (Used in) Investing Activities	10.9	(33.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Debt	(15.4)	(13.0)
Borrowings under Revolving Credit Facilities	267.3	409.7
Payments on Revolving Credit Facilities	(294.2)	(355.5)
Repurchase of Common Stock related to Share-Based Payments	(15.8)	(10.9)
Other, Net	(0.5)	4.1
Net Cash (Used in) Provided by Financing Activities	(58.6)	34.4

Effect of Exchange Rate Changes on Cash	0.3	(1.5)

Net Decrease in Cash and Cash Equivalents	(17.5)	(12.7)
Cash and Cash Equivalents at Beginning of Period	52.2	51.5
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$34.7	$38.8

Reconciliation of Non-GAAP Financial Measures
The tables below set forth the calculation of the Company's earnings before interest expense, income tax expense, equity income of unconsolidated entities, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, Net Leverage Ratio and Total Net Debt. Adjusted EBITDA and Adjusted Net Income exclude charges associated with: the Company's business combinations, sale or shutdown of assets, other special (credits) charges and the modification or extinguishment of debt. The Company's management believes that the presentation of EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio provides useful information to investors because these measures are regularly used by management in assessing the Company's performance. EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance or liquidity presented in accordance with GAAP.

EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

	Three Months Ended
	March 31,
In millions, except per share amounts	2014	2013
Net Income Attributable to Graphic Packaging Holding Company	$35.2	$34.9
(Subtract) Add:
Net Loss Attributable to Noncontrolling Interests	(0.4)	(0.3)
Income Tax Expense	24.8	23.7
Equity Income of Unconsolidated Entities	(0.3)	(0.3)
Interest Expense, Net	20.4	27.2
Depreciation and Amortization	70.1	75.0
EBITDA	149.8	160.2
Restructuring and Other Special Charges	7.8	1.4
Adjusted EBITDA	$157.6	$161.6

Net Income Attributable to Graphic Packaging Holding Company	$35.2	$34.9
Restructuring and Other Special Charges	7.8	1.4
Tax Impact of Non-recurring Items	1.5	(0.5)
Adjusted Net Income	$44.5	$35.8

Adjusted Earnings Per Share - Basic	$0.14	$0.10

Adjusted Earnings Per Share - Diluted	$0.13	$0.10

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)

	Twelve Months Ended
	March 31,	March 31,	December 31,
In millions	2014	2013	2013
Net Income Attributable to Graphic Packaging Holding Company	$146.9	$140.3	$146.6
(Subtract) Add:
Net (Loss) Income Attributable to Noncontrolling Interests	—	(2.9)	0.1
Income Tax Expense	68.5	93.2	67.4
Equity Income of Unconsolidated Entities	(1.5)	(2.3)	(1.5)
Interest Expense, Net	95.1	106.2	101.9
Depreciation and Amortization	309.3	297.1	314.2
EBITDA	618.3	631.6	628.7
Restructuring and Other Special Charges	20.8	25.3	14.4
Loss on Modification or Extinguishment of Debt	27.1	2.1	27.1
Adjusted EBITDA	$666.2	$659.0	$670.2

	March 31,	March 31,	December 31,
Calculation of Net Debt:	2014	2013	2013
Short-Term Debt and Current Portion of Long-Term Debt	$79.0	$88.0	$77.4
Long-Term Debt	2,132.2	2,284.5	2,176.2
Less:
Cash and Cash Equivalents	(34.7)	(38.8)	(52.2)
Total Net Debt	$2,176.5	$2,333.7	$2,201.4

Net Leverage Ratio (Net Debt/Adjusted EBITDA)	3.27	3.54	3.28

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2014
Net Tons Sold (000's)
Paperboard Packaging	611.9
Flexible Packaging	**	**	**	**

Net Sales ($ Millions):
Paperboard Packaging	$941.8
Flexible Packaging	130.9
Total	$1,072.7	$—	$—	$—

Income (Loss) from Operations ($ Millions):
Paperboard Packaging	$100.2
Flexible Packaging	(4.5)
Corporate	(16.0)
Total	$79.7	$—	$—	$—

2013
Net Tons Sold (000's)
Paperboard Packaging	640.1	651.3	670.0	625.0
Flexible Packaging	**	**	**	**

Net Sales ($ Millions):
Paperboard Packaging	$936.1	$972.1	$996.3	$939.8
Flexible Packaging	164.4	167.6	166.7	135.1
Total	$1,100.5	$1,139.7	$1,163.0	$1,074.9

Income (Loss) from Operations ($ Millions):
Paperboard Packaging	$102.7	$104.4	$109.1	$86.0
Flexible Packaging	(3.8)	(1.4)	8.8	(4.9)
Corporate	(13.7)	(15.3)	(12.2)	(18.1)
Total	$85.2	$87.7	$105.7	$63.0
** Not meaningful